Exhibit 10.1

FORM OF

Exchange Agent Agreement

Between

CMB.TECH NV

And

Golden Ocean Group Limited

And

Computershare Trust Company, N.A.

And

Computershare Inc.

This EXCHANGE AGENT AGREEMENT, dated as of [•], 2025 (the “Effective Date”), is by and between (i) CMB.TECH NV, a public limited liability company incorporated under the laws of the Kingdom of Belgium (“Parent”), having its principal office and place of business at De Gerlachekaai 20, 2000 Antwerp, Belgium; (ii) Golden Ocean Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Company”) having its registered office and place of business at 14 Par-la-Ville Road, PO Box HM 1593, Hamilton HM08, Bermuda; and (iii) Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Agent”), each having a principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021, USA.

Reference is made to that certain Agreement and Plan of Merger by and among Parent, the Company, and CMB.TECH Bermuda Ltd., an exempted company limited by shares incorporated under the laws of Bermuda having its principal office and place of business at Clarendon House, 2 Church Street, Hamilton, Pembroke, HM 11, Bermuda (“Merger Sub”) dated as of May 28, 2025 (the “Merger Agreement”) providing for the merger of the Company with and into Merger Sub with Merger Sub continuing as the surviving company of such Merger (the “Merger”).

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Exhibit A.

WHEREAS, at the date of this agreement (the “Agreement”) and subject to the approval of the shareholders of the Company at the Company Shareholders Meeting, the Company and the Parent appoint the Agent to act as agent for the Merger and to, among other things, act solely in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares) for the purpose of (i) accepting delivery of the Surviving Company Shares contemplated by Section 3.1(a) of the Merger Agreement and (ii) giving effect to the execution and implementation of the Contribution in Kind contemplated by Section 3.2(b) of the Merger Agreement, including but not limited to (a) contributing the Surviving Company Shares to Parent and (b) accepting in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares), in return for such contribution, the Merger Consideration (as defined below).

NOW THEREFORE, in consideration of the mutual benefits to be derived and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. APPOINTMENT.

1.1 Subject to the approval of the shareholders of the Company at the Company Shareholders Meeting, each of Parent and the Company hereby appoints the Agent to act as exchange agent for the Merger, solely in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares) with respect to:

(a) the cancellation of [101,003,089] Company Common Shares, $0.05 par value per share (the “Old Shares”) and the acceptance of [101,003,089] Surviving Company Shares to be issued in consideration of such cancellation, which Surviving Company Shares shall be delivered to Agent solely in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares);

(b) the contribution in kind of such [101,003,089] Surviving Company Shares by Agent (solely in the name and on behalf of and for the account and benefit of the former Company Common Shareholders (other than the holders of Specified Company Shares)) to the share capital of Parent in exchange for the issuance and delivery by Parent to Agent (solely in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares)) of approximately [95,952,934] Parent Shares, no par value per share (the “New Shares” which, when combined with any cash-in-lieu of fractional shares shall be deemed “Merger Consideration”), as set forth in the Merger Agreement.

Agent hereby accepts such appointment in accordance with and subject to the terms and conditions set forth in this Agreement.

1.2 The time at which the Merger becomes effective as per the Merger Agreement is referred to in this Agreement as the “Effective Time.” The Company shall inform Agent of the anticipated Effective Time at least five business days prior thereto. The following actions shall take place:

(a)	The Parent will furnish Agent prior to the Effective Time with copies of the following documents:

(i)	a letter from the Chief Executive Officer or Chief Financial Officer of the Parent, to holders of the Old Shares, announcing the effectiveness of the Merger at the Effective Time;

(ii)

the letter of transmittal (the “Letter of Transmittal”) to accompany certificates (if any) for the Old Shares when surrendered for exchange (such Letter of Transmittal to be in a form supplied by Agent, and subject to any reasonable modifications by the Parent); and

(iii)	a copy of a letter from an authorized representative of the Company to each transfer agent for the Old Shares (collectively, the “Transfer Agent”), instructing the Transfer Agent:

(A)	to close the transfer books for the Old Shares at the Effective Time, and

(B)

if Parent should authorize the Transfer Agent retroactively to reopen the transfer books for a special transaction, to send a copy of the transaction journal covering that transaction to Agent as exchange agent.

(b)

At or prior to the Effective Time, Parent will instruct the transfer agent for the New Shares to create a balance account registered to the Trust Company as exchange agent for Parent, for the benefit of unexchanged holders for the number of the New Shares to be issued in exchange for the Old Shares outstanding at the Effective Time.

(c)

At or prior to the Effective Time, the Company will furnish Agent with a certified list, in a format acceptable to Agent, of holders of the Old Shares of record at the Effective Time, including each such holder’s name, address, taxpayer identification number (“TIN”) (if applicable), Old Share amount with applicable tax lot detail, any certificate detail and information regarding any applicable account stops or blocks (the “Record Stockholders List”).

(d)	Subject to the terms and conditions of this Agreement and Parent’s confirmation of the Effective Time pursuant to the Merger Agreement, Agent in its capacity as exchange agent hereunder shall:

(i)

execute a share transfer form in respect of the Surviving Company Shares to transfer such shares to the Parent pursuant to the Contribution in Kind contemplated by Section 3.2(b) of the Merger Agreement;

(ii)	with respect to accounts with certificated or mixed certificated and book entry Old Shares:

(A)

mail, by first class mail, each of the documents described in Sections 1.2 (a) (i-ii) above, together with a return envelope, to holders of record of certificated Old Shares at the Effective Time as set forth in the Record Stockholders List; and

(B)

(1) accept certificates representing the Old Shares, together with the accompanying Letters of Transmittal, sent to Agent by such holders for exchange, (2) credit the appropriate number of book-entry New Shares and if applicable, a check representing any cash entitlement to each such holder and (3) mail a transaction notice reflecting such credit to each such holder; and

(ii)	with respect to accounts with only book-entry Old Shares that are not held through the Depository Trust Company (“DTC”), if any:

(A)	debit all book-entry Old Shares held in the shareholder accounts of holders of record of book-entry Old Shares at the Effective Time as set forth in the Record Stockholders List; and

(B)	(1) credit the appropriate number of book-entry New Shares to each such holder and (2) mail a transaction notice reflecting such credit to each such holder.

(iii)	with respect to the Old Shares held through DTC:

(A)

accept DTC’s original Shipment Control List (“SCL”) for the debit of the Old Shares, Add to Balance instructions for the credit of the New Shares and related instructions for cash-in lieu of fractional shares;

(B)	verify that the number of the Old Shares listed on the SCL matches the number of the Old Shares registered to DTC’s nominee at the Effective Time, as set forth on the Record Stockholders List;

(C)	if such Old Share totals are in balance, debit all the Old Shares registered to DTC’s nominee at the Effective Time, as set forth on the Record Stockholders List;

(D)	confirm Add to Balance amounts as set forth in the Merger Agreement and credit DTC with the New Shares; and

(E)	make any cash payments of the Merger Consideration to DTC.

(iv)	All amounts referred to herein are expressed in United States Dollars and all payments by Agent shall be made in such dollars.

(v)	Agent shall perform the forgoing services in accordance with applicable state and federal laws, rules, and regulations.

(e)

No later than the earlier of (i) forty-five (45) days after the Effective Time or (ii) January 15 of the year following the year in which the Effective Time occurs, the Parent shall deliver to Agent written direction on the adjustment of cost basis for covered securities that arise from or are affected by the Merger in accordance with current Internal Revenue Service regulations (see the Tax Instruction/Cost Basis Information Letter attached hereto as Exhibit B for additional information).

(f)

The Parent shall provide an opinion of counsel prior to the Effective Time. The opinion shall state that all the New Shares, or the transactions in which they are being issued, as applicable, subject to completion thereof, are:

(i)

Registered, or subject to a valid exemption from registration, under the Securities Act of 1933, as amended (the “1933 Act”), and all appropriate state securities law filings have been made with respect to the New Shares, or alternatively, that the New Shares are “covered securities” under Section 18 of the 1933 Act; and

(iii)	Validly issued, fully paid and non-assessable.

1.3 In furtherance of the appointment of Agent described in Section 1.1, and without limiting such appointment, Agent hereby covenants and agrees as follows:

(a)

Agent hereby accepts its appointment, to be approved at the Company Shareholders Meeting, to act as agent for the Merger and to, among other things, act as agent in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares) for (i) accepting delivery of the Surviving Company Shares contemplated by Section 3.1(a) of the Merger Agreement and (ii) giving effect to the execution and implementation of the Contribution in Kind contemplated by Section 3.2(b) of the Merger Agreement, including but not limited to (a) contribute Surviving Company Shares to Parent (including, without limitation, signing the share transfer form contemplated in Section 1.2(b)(i) in the name and on behalf of and for the account of the Company Common Shareholders (other than the holders of Specified Company Shares)) and (b) accept in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares), in return for such contribution, the Merger Consideration;

(b)

Agent shall appoint a representative (“Representative”) who shall represent Agent at the closing of the Contribution in Kind contemplated by Section 3.2(b) of the Merger Agreement to be held in Antwerp in front of a Belgian notary public of NOTA Notaries (the “Notary”), or such other Belgian notary public as shall be determined by the parties in accordance with the Merger Agreement in advance of Closing;

(c)

Agent shall execute and deliver customary documentation (i) certifying the number of Surviving Company Shares delivered to Agent (solely in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares) as described in Section 1.1(b) and (ii) evidencing the contribution in kind of such Surviving Company Shares to the share capital of Parent as described in section 1.1(b) (including, without limitation, signing the share transfer form contemplated in Section 1.2(b)(i) in the name and on behalf of and for the account of the Company Common Shareholders (other than the holders of Specified Company Shares)); and

(d)	Agent shall execute and deliver such documents as requested by Parent to facilitate (i) the appointment of the Representative and (ii) the recognition of such appointment by the Notary.

2. PROCEDURE FOR DISCREPANCIES. Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of certificated Old Shares that any Letter of Transmittal may indicate are owned by a surrendering shareholder and the number that the Record Stockholders List indicates such shareholder owned of record as of the Effective Time. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with the Company for instructions as to the number of certificated Old Shares, if any, Agent is authorized to accept for exchange. In the absence of such instructions, Agent is authorized not to accept any such certificated Old Shares for exchange and will return to the surrendering shareholder in accordance with its standard procedures to such shareholder’s address as set forth in the Letter of Transmittal any certificates for the Old Shares surrendered in connection therewith, the related Letters of Transmittal and any other documents received with such Old Shares.

3. TREASURY SHARES

At or prior to the Effective Time, Parent and the Company shall provide to Agent a written list of all outstanding treasury Company Common Shares and all the Old Shares held by Parent or Merger Sub (collectively, the “Non-Paid Shares”) to be cancelled as of the Effective Time, indicating whether such Non-Paid Shares are certificated, in book-entry form or beneficially held through a bank or broker. Parent and the Company shall promptly deliver or cause to be delivered all certificates, if any, representing the Non-Paid Shares to Agent for proper cancellation. If any Non-Paid Shares are beneficially held through a bank or broker, Parent or Company shall instruct, or cause the beneficial owner of such Non-Paid Shares to instruct, such bank or broker to deliver such Non-Paid Shares to Agent for cancellation. Parent and Company hereby authorize and instruct Agent to cancel all Non-Paid Shares delivered to Agent hereunder or maintained by Agent in book-entry. Agent shall not issue any Merger Consideration in exchange for any Non-Paid Shares identified in the manner described above; provided that, if Agent receives a certificate representing any such Non-Paid Shares, it shall notify Parent and hold such certificate pending receipt of further instructions from Parent.

4. LIST OF AFFILIATES. Agent requests specific information with respect to affiliates, the Old Shares ineligible for exchange, and any shareholder plans affected by this exchange including any treasury positions. Company agrees to provide all such applicable information on the list of affiliates, ineligible Shares, and plans attached hereto as Exhibit C.

5. FRACTIONAL SHARES. No fractional shares of the New Shares will be issued in the Merger. In lieu thereof, any holder of the Old Shares who would otherwise have been entitled to receive fractional shares of the New Shares (after aggregating for each particular certificate or book-entry New Share all fractional shares of Parent Shares to be received by such Person) will be paid an amount in cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction and (ii) the Per Share Monetary Value, as set forth in Section 3.2(f) of the Merger Agreement). Following the Closing Date, Agent shall sell at then-prevailing prices on the NYSE such number of Parent Shares constituting a portion of the Exchange Fund as represents the aggregate of all fractional entitlements of all Company Common Shareholders (other than the holders of Specified Company Shares), with the cash proceeds of such sales to be used by Agent to fund the foregoing payments in lieu of fractional shares (and if the proceeds of such share sales by Agent are insufficient for such purpose, then Parent shall promptly deliver to Agent additional funds in an amount equal to the deficiency required to make all such payments in lieu of fractional shares). Parent will inform Agent in writing of this amount on or before the Effective Time.

6. DEPOSIT OF FUNDS.

6.1 Except as provided in Section 5, all funds administered by Computershare pursuant to this Agreement that are to be distributed or applied by Computershare in accordance with the terms of this Agreement (the “Funds”) shall be delivered to Computershare by 9:00 a.m. Eastern Time (“ET”) and in no event later than 12:00 p.m. ET on the Closing Date. Funding after 9:00 a.m. but before 12:00 p.m. on the Closing Date may cause delays in payments to be made on the Closing Date. Delivery of the Funds on any day after 12:00 p.m. ET will be subject to the terms of Section 6.4, below. Once received by Computershare, the Funds shall be administered by Computershare as agent for the Company. Until paid or distributed in accordance with this Agreement, the Funds shall be deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to this Agreement, Computershare may administer or invest the Funds through such accounts in: (i) bank accounts, short term certificates of deposit, bank repurchase agreements, and disbursement accounts with commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P Global Inc. (“S&P”) (LT Local Issuer Credit Rating), Moody’s Investors Service, Inc. (“Moody’s”) (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.), (ii) cash management sweeps to AAA fixed NAV money market funds that comply with Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (iii) funds backed by obligations of, or guaranteed by, the United States of America, municipal securities, or (iv) debt or commercial paper obligations rated A-1 or P-1 or better by S&P or Moody’s, respectively.

6.2 Computershare will only draw upon the Funds in such account(s) as required from time to time in order to make the payments for the Old Shares and any applicable tax withholding payments. Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this Section 6, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to Parent, any holder or any other party.

6.3 Computershare is acting as Agent hereunder and is not a debtor of Parent in respect of the Funds.

6.4 In the case of late-day funding, which means delivery of the Funds to Computershare after 12:00 p.m. ET on any day, regardless of whether such funding occurs prior to, or after, the Effective Time as set forth in Section 6.1 above (“Late-Day Funding”), Federal Deposit Insurance or other bank liquidity charges may apply in connection with the overnight deposit of the Funds with commercial banks. The parties hereto agree that any such charges assessed as a result of Late-Day Funding will be charged to Parent and Parent hereby agrees to pay such charges.

6.5 Parent agrees to deliver the Funds by wire to the account(s) listed on the attached Exhibit C, which may be amended in writing from time to time.

7. INTERNATIONAL CURRENCY EXCHANGE Computershare at its option may offer its International Currency Exchange (“ICE”) Service (the “Service”) to certain shareholders whereby any such shareholder can elect to receive their payment in a currency other than U.S. Dollars, via a convenient and secure currency conversion service. This Service is voluntary and will only be utilized at the direction of the eligible shareholder electing such Service and agreeing to the terms and condition of the Service as described in the ICE Registration Form included with a Letter of Transmittal and sent to eligible shareholders. Agent shall charge a fee to participants for processing. Parent will not incur fees resulting from the Service.

8. LOST CERTIFICATES. If any holder of the Old Shares as of the Effective Time reports to Agent that his or her failure to surrender a certificate representing any Old Shares registered in his or her name at the Effective Time according to the Record Stockholders List is due to the theft, loss or destruction of such certificate, upon Agent’s receipt from such shareholder of (a) an affidavit of such theft, loss or destruction, (b) an open penalty surety bond in form and substance satisfactory to Agent, and (c) payment of all applicable fees, Agent will make payment of the Merger Consideration to the former shareholder as though the certificate for the Old Shares had been surrendered. Agent may charge holders an administrative fee for processing payment with respect to the Old Shares represented by lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates in a single account. Agent may receive compensation, including in the form of commissions for services provided in connection with surety programs offered to shareholders.

9. TREATMENT OF RESTRICTIVE LEGENDS Parent shall, if applicable, inform Agent as soon as possible in advance as to whether any New Shares issued in exchange for the Old Shares are to be issued with restrictive legend(s) and, if so, Parent shall provide the appropriate legend(s) and a list identifying the affected shareholders and certificate numbers (if applicable) and share amounts for such affected shareholders. The Company shall, if applicable, inform Agent as soon as possible in advance as to the existence or termination of any restrictions on the transfer of shares, applicable to the Old Shares, and whether such restrictions, may be removed from, any Old Shares. In the case of removal of any such legend in connection with the cancellation of the Old Shares for ultimately the New Shares, Agent reserves the right to obtain from the Company a legal opinion from counsel to Company in form and substance acceptable to Agent addressing the removal of such legend(s).

10. PROCEDURE FOR DEFICIENT ITEMS.

10.1 Agent shall examine the Letters of Transmittal and certificates for the Old Shares received by it as exchange agent to ascertain whether they appear to have been completed and executed in accordance with the instructions set forth in the Letter of Transmittal. In the event Agent determines that any Letter of Transmittal does not appear to have been properly completed or executed, or where the certificates representing the Old Shares do not appear to be in proper form for surrender, or any other deficiency in connection with the surrender appears to exist, the Company and the Parent authorize and instruct Agent to follow, where possible, its regular procedures, set forth in Section 10.3 below, to attempt to cause such irregularity to be corrected. Agent is not authorized to waive any deficiency in connection with the surrender, unless the Company and Parent provide written authorization to waive such deficiency, subject to applicable law and regulations.

10.2 If a Letter of Transmittal specifies that cancellation of the Old Shares for ultimately the Merger Consideration is to be made to a person other than the person in whose name a surrendered certificate is registered, Agent will issue no Merger Consideration until such Letter of Transmittal has been properly endorsed with a signature guarantee from an eligible guarantor institution approved by the Securities Transfer Association, and accompanied by any other evidence of authority that may be reasonably required by the Agent, and otherwise put in proper form for transfer.

10.3 If any such deficiency with respect to any certificated Old Shares is neither corrected nor waived, Agent shall: (a) convert the shares represented by such certificate to a Direct Registration “book” position, and (b) send to such holder a defect letter describing the applicable defects and asking that the deficiencies be corrected.

11. CANCELLATION AND DEBIT OF OLD SHARES. As of the Effective Time, Agent will become the sole recordkeeping agent for the Old Shares, and shall maintain such records in accordance with its standard practices and applicable law. Upon the delivery of Surviving Company Shares to Agent as described in Section 1.1(a) (solely in the name and on behalf of and for the account and benefit of the former Company Common Shareholders (other than the holders of Specified Company Shares)), (a) the certificates representing such Old Shares will be canceled by Agent and (b) the book-entry Old Shares held in the shareholder account of the applicable Company shareholder will be debited, and such cancellation or debit shall be reflected within the records maintained by Agent.

12. DIVIDENDS AND DISTRIBUTIONS ON UNEXCHANGED OLD SHARES. No dividends or other distributions that are declared after the Effective Time on the New Shares and payable to holders of records thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive the New Shares until such persons surrender their certificates formerly representing the Old Shares and deliver a properly completed and executed Letter of Transmittal. Upon such surrender and delivery, Computershare shall pay to the person in whose name the New Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such New Shares between the Effective Time and the date of such surrender. In no event shall any interest on such dividends or other distributions be payable by Computershare. Parent shall deposit, or cause to be deposited with Computershare, federal or other immediately available funds sufficient to pay for dividends and distributions on all unexchanged certificates formerly representing the Old Shares, and Computershare will hold such funds for payment or distribution to the holders of such unexchanged certificates pursuant to Section 6, above.

13. TAX REPORTING

13.1 Agent shall prepare and file with the appropriate governmental agency and mail to each shareholder, as applicable, all appropriate tax information forms, including but not limited to Forms 1099-B, covering payments or any other distributions made by Agent pursuant to this Agreement during each calendar year, or any portion thereof, during which Agent performs services hereunder, as described in the attached Exhibit B. Any cost basis or tax adjustments required after the Effective Time will incur additional fees.

13.2 With respect to any surrendering shareholder whose TIN has not been certified as correct, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such shareholder pursuant to the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

13.3 Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as Parent may reasonably request in writing. Such action may be subject to additional fees.

14. UNEXCHANGED SHAREHOLDERS AND UNCLAIMED PROPERTY.

14.1 Approximately four months after the Effective Time, Agent may mail a follow-up letter to all stockholders who did not surrender their Old Share certificates for payment or supply an affidavit and an open penalty surety bond pursuant to Section 8 hereof. The follow-up letter will be mailed with a Letter of Transmittal, return envelope, and Form W-9 or W-8, where applicable.

14.2 After the eight month anniversary of the Effective Time, Computershare may cause the performance of a more in-depth search for the purpose of coordinating the surrender of certificated Old Shares and the payment of Merger Consideration, and locating and/or contacting (i) certain holders who have not surrendered their Old Share certificates, including lost shareholders, and (ii) former holders of the Old Shares, which are entitled to receive an amount in cash pursuant to Section 5, if any, who have not yet cashed their checks representing payment of Merger Consideration, which checks are older than 180 days and who have already received the required unresponsive payee notification under Rule 17Ad-17 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in each case using the services of a locating service provider selected by Computershare (“Service Provider”), which Service Provider may be an affiliate of Computershare. Such Service Provider may compensate Computershare for processing and other services Computershare provides in connection with such services, including providing Computershare a portion of its fees. Such Service Provider shall inform any such located and/or contacted shareholders that they may choose (I) to contact Computershare directly to surrender their certificated Old Shares, if applicable, and to receive a check for payment of Merger Consideration at no charge other than any applicable fees contemplated by this Agreement or (II) to utilize the services of such Service Provider for a fee, which may not exceed approximately 10% of the total value of such shareholder’s Merger Consideration or the maximum statutory fee permitted by the applicable state jurisdiction; provided that such processing fee shall not include or limit applicable fees to replace lost certificates. If the Company selects a locating and/or asset reunification service provider other than one selected by Computershare, then Computershare shall not be responsible for the terms of any agreement with such provider and additional fees may apply.

Pursuant to Section 15.9 of this Agreement, Parent and the Company hereby authorize and instruct Computershare to provide to Service Provider on behalf of Computershare or Company pursuant to this Section 14:

(i) aggregate data of shareholders who have not surrendered their Old Share certificates or cashed their checks representing payment of any Merger Consideration and Company information, including number of accounts, value of Merger Consideration (stock and cash), effective date and type of transaction, second mailing date (if applicable), and information concerning this Section 14, in order for the Service Provider to determine the feasibility of providing locating and/or asset reunification services; and

(ii) upon determination by the Service Provider that a shareholder locating and/or asset reunification program will be implemented and after notification of implementation to Parent and the Company by Computershare (including by e-mail):

(1) a complete file of shareholders including those with outstanding shares or payments, who have not surrendered their Old Share certificates, and former holders of the Old Shares, if any, who have not yet cashed their checks representing payment of any Merger Consideration;

(2) preliminary escheatment files of unexchanged shareholders (used to block accounts that may not be serviced under the program based on state unclaimed property laws); and

(iii) view only access to shareholder data (during the time a program is in place) for the limited purposes of verifying account information and reconciliation for program eligible accounts and to Company information related to the transaction such as the exchange rate.

14.3 After the six month anniversary of the Closing Date, at the Parent’s request, the Agent shall deliver to Parent or otherwise on the instruction of Parent any Funds not disbursed to holders of Old Shares unless required otherwise by applicable law. Any shareholders who have not participated in the surrender shall thereafter look only to Parent for payment of the Merger Consideration to such shareholder without interest thereon. For the avoidance of doubt, following the delivery of the Funds to Parent (or otherwise on the instruction of Parent) pursuant to this Section 14.3, the Agent shall have no liability with respect to its obligations to pay the Merger Consideration hereunder, or to comply with any state abandoned or unclaimed property laws, rules or regulations.

14.4 To the extent required by applicable law, until the Funds are returned to Parent (or otherwise on the instruction of Parent pursuant to Section 14.3 above, the Agent shall report unclaimed property to each state in compliance with state laws. Agent will charge Parent its standard fees plus expenses (including the cost of due diligence mailings) for such services. Parent and the Agent agree that following the delivery of the Funds to Parent (or otherwise on the instruction of Parent) pursuant to Section 14.3 above, the Agent shall be relieved, of and Parent shall assume, all responsibility for compliance with applicable state abandoned or unclaimed property laws, rules or regulations and Parent shall indemnify and hold the Agent harmless against any interest or penalties assessed by state abandoned or unclaimed property authorities with respect to actions or inactions following the delivery of Funds to Parent pursuant to Section14.4 hereof.

15. AUTHORIZATIONS AND PROTECTIONS.

As agent for the Company and the Parent hereunder, Agent:

15.1 Shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Agent, the Company and Parent;

15.2 Shall have no obligation to make any exchange unless Parent shall have provided a sufficient number of the New Shares, or to make any payment for fractional shares unless Parent shall have provided the necessary New Shares that Agent is obligated to sell pursuant to Section 5 or federal or other immediately available funds to pay in full amounts due and payable with respect thereto;

15.3 Shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Old Shares represented thereby surrendered hereunder or the New Shares issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Merger;

15.4 Shall not be obligated to take any legal action hereunder; if, however, Agent determines to take any legal action hereunder, and where the taking of such action might, in Agent’s judgment, subject or expose it to any expense or liability, Agent shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

15.5 May rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Agent and believed by Agent to be genuine and to have been signed by the proper party or parties;

15.6 Shall not be liable or responsible for any recital or statement contained in the Merger Agreement or any other documents relating thereto;

15.7 Shall not be liable or responsible for any failure of the Company or Parent or any other party to comply with any of its covenants and obligations relating to the Merger, including without limitation obligations under applicable securities laws;

15.8 Shall not be liable to any holder of the Old Shares for any New Shares or dividends thereon or, if applicable, cash in lieu of fractional interests and any related unclaimed property, that has been delivered to a public official pursuant to applicable abandoned property law;

15.9 May, from time to time, rely on instructions provided by the Company (prior to the Effective Time) or Parent concerning the services provided hereunder. Further, Agent may apply to any officer or other authorized person of the Company (prior to the Effective Time) or Parent for instruction, and may consult with legal counsel for Agent, the Company (prior to the Effective Time) or Parent with respect to any matter arising in connection with the services provided hereunder. Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company or Parent, respectively under Section 17.2 of this Agreement for any action taken or omitted by Agent in reliance upon any Company or Parent instructions or upon the advice or opinion of such counsel. Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company or Parent, as applicable;

15.10 May rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an eligible guarantor institution that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable signature guarantee program or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

15.11 Either in connection with, or independent of the instruction term in Section 15.9 above, Agent may consult counsel satisfactory to Agent (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Agent hereunder in good faith and in reliance upon the advice of such counsel;

15.12 May perform any of its duties hereunder either directly or by or through agents or attorneys and Agent shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care hereunder; and

15.13 Is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

16. REPRESENTATIONS AND WARRANTIES.

16.1 Agent. Agent represents and warrants to the Company and Parent that:

(a)

Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (A) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (B) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (C) Agent’s incorporation documents or by-laws, or (D) any material agreement to which Agent is a party.

16.2 Parent. Parent represents and warrants to Agent that:

(a)

Governance. It is a public limited liability company duly organized, validly existing and in good standing under the laws of the Kingdom of Belgium, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Parent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (A) any existing law, ordinance, or governmental rule or regulation to which Parent is subject, (B) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Parent, (C) Parent’s incorporation documents or articles of association, (D) any material agreement to which Parent is a party, or (E) any applicable stock exchange rules.

(c)

Securities Laws. Registration under the 1933 Act will be effective prior to the surrender of the Old Shares in exchange for the New Shares as Merger Consideration, and will remain effective for the applicable timeframe, and all appropriate state securities law filings have been made with respect to all the New Shares so issued, except for any New Shares which are issued in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act and state securities laws; Parent will immediately notify Agent of any information to the contrary; and

(d)	New Shares. The New Shares to be issued and outstanding as of the Closing Date will be duly authorized, validly issued and fully paid and non-assessable.

17. INDEMNIFICATION AND LIMITATION OF LIABILITY.

17.1 Liability. Agent shall only be liable for any loss or damage determined by a court of competent jurisdiction to be a result of Agent’s gross negligence, willful misconduct or bad faith; provided that any liability of Agent will be limited in the aggregate to the amounts paid hereunder by Parent to Agent as fees and charges, but not including reimbursable expenses.

17.2 Indemnity. Parent shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, penalties and related interest, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent as set forth in Section 17.1 above.

18. DAMAGES. Notwithstanding anything in this Agreement to the contrary, no party shall be liable to any other party for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

19. CONFIDENTIALITY.

19.1 Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, shareholder data (including any non-public information of such shareholder), proprietary information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

19.2 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other parties with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. No party shall disclose in any manner Confidential Information of any other party in any form to any person or entity without the other party’s prior consent. However, a party may disclose relevant aspects of another party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement such physical and other security measures and controls which are designed to protect (i) the security and confidentiality of Confidential Information; (ii) against any threats or hazards to the security and integrity of Confidential Information; and (iii) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party shall ensure that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 19.

19.3 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify each other party to secure instructions from an authorized officer of such party as to such request and to enable each other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

19.4 Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 19, each party will promptly: (a) notify each other party in writing of any unauthorized possession, use or disclosure of another party’s Confidential Information by any person or entity that may become known to such party; (b) furnish to the other party full details of the unauthorized possession, use or disclosure; and (c) use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

19.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 19.

20. TERMINATION. Any party may terminate this Agreement upon 30 days prior written notice to the other parties. Unless so terminated, this Agreement shall continue in effect until the earlier of (i) the date on which the Merger Consideration has been delivered to all holders of Old Shares set forth in the Record Stockholder List and (ii) the final delivery to Parent of any undistributed New Shares and cash pursuant to Section 14.3. In the event of such termination, Parent will appoint a successor exchange agent and inform Agent of the name and address of any successor exchange agent so appointed, provided that no failure by the Company or Parent to appoint such a successor exchange agent shall affect the termination of this Agreement or the discharge of Agent as exchange agent hereunder. Agent shall provide reasonable assistance and cooperation to the Company and Parent in connection with the designation, appointment and transition to the successor exchange agent, exercising professional diligence throughout the process. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to Parent or its designee any unpaid Merger Consideration deposited with Agent pursuant to Section 6 hereof.

21. COMPENSATION AND EXPENSES.

21.1 Parent shall pay to Agent compensation in accordance with the fee schedule attached as Exhibit E hereto, together with reimbursement for reasonable fees and disbursements of counsel, regardless of whether any Old Shares are surrendered to Agent, for Agent’s services as Agent hereunder.

21.2 Parent shall be charged for certain expenses advanced or incurred by Agent in connection with Agent’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes and paper stock, as well as any disbursements for telephone and document creation and delivery. While Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of Agent’s billing systems.

21.3 All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. Parent agrees to reimburse Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

21.4 The parties hereto agree that in the event that Agent commences performance under this Agreement, which performance may include, inter alia, initial project set-up activity, balancing and reconciliation, loading files, preparing letters of transmittal or other documents, as applicable, but the transaction contemplated hereunder is not initiated for any reason, Parent agrees to pay, in any event, the Project Management fee set forth in Exhibit E attached hereto. In addition, Parent agrees to pay any expenses incurred by Agent in connection with the services hereunder, up to and including the date on which Agent receives written notice of termination pursuant to Section 20 hereof.

21.5 Following initiation and notice of termination of this Agreement for any reason, Parent hereby agrees to pay on or before the effective date of such termination (a) all fees earned and expenses set forth on the attached Exhibit E, incurred by Agent through and including the date of such termination, including, in any event, the Project Management fee, and (b) all costs and expenses associated with the movement of records, materials, and services to Parent or the successor agent, including all reasonable expense.

21.6 If any out-of-proof condition caused by Parent or any of its prior agents arises during any terms of this agreement, Parent will, promptly upon Agent’s request, provide Agent with funds or shares sufficient to resolve the out-of-proof condition.

21.7 Parent is responsible for all taxes, levies, duties, and assessments levied on services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Parent for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of services provided hereunder. Parent shall pay such Transaction Taxes according to the terms in Section 21.1, above. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from the Company. To the extent that Parent provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Parent, invoices issued for services hereunder provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to services provided hereunder.

22. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Company, Parent or Agent without the written consent of the other; provided, however, that Agent may, without further consent of Parent or the Company, assign any of its rights and obligations hereunder to any affiliated agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

23. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

23.1 Subcontractors. Agent may, without further consent of the Company and Parent, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to the Company and Parent for the acts and omissions of any subcontractor as it is for its own acts and omissions.

23.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 23.1, above) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such company, Agent exercised due care in selecting the same.

24. MISCELLANEOUS.

24.1 Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery services, or by certified or registered mail, return receipt requested to:

If to Parent:	with an additional copy to:

CMB.TECH NV De Gerlachekaai 20, 2000 Antwerp, Belgium [e-mail address] Attn:	Seward & Kissel LLP One Battery Park Plaza New York, New York 10004, USA Attn: Keith Billotti billotti@sewkis.com

Invoice for fees and services (if different than above):

[Company Name]

[Address]

[e-mail address]

Attn.:

If to the Company:	with an additional copy to:

Golden Ocean Group Ltd. Par-la-Ville Road , PO Box HM 1593, Hamilton HM08, Bermuda [e-mail address] Attn:	Seward & Kissel LLP One Battery Park Plaza New York, New York 10004, USA Attn: Edward Horton horton@sewkis.com

Invoice for fees and services (if different than above):

[Company Name]

[Address]

[e-mail address]

Attn.:

If to Agent:	with an additional copy to:

Computershare Inc. 111 Town Square Place, 5th Floor Jersey City, NJ 07310, USA Attn: Corp Actions Relationship Manager	Computershare Inc. 150 Royall Street Canton, MA 02021, USA Attn: Legal Department

Or

Computershare Inc.

150 Royall Street

Canton, MA 02021, USA

Attn: Corp Actions Relationship Manager

24.2 No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

24.3 Publicity. No party shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of the other parties, which may be withheld in such other parties’ sole discretion; provided that Agent may use the Company’s name in its customer lists or otherwise as required by law or regulation.

24.4 Successors. All the covenants and provisions of this Agreement by or for the benefit of Parent or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

24.5 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Parent.

24.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

24.7 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (iii) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at the Parent’s expense, to resolve any foreign law issues that may arise as a result of Parent or any other party being subject to the laws or regulations of any foreign jurisdiction.

24.8 Force Majeure. Agent will not be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its reasonable control, including without limitation acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, pandemics, outbreaks of infectious diseases or any other public health crises, earthquakes, fire, flood, other natural disaster, quarantine or any other employee restrictions, power shortages or failures, utility or communication failure or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions.

24.9 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Parent, the Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

24.10 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

24.11 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in (a) this Agreement, (b) any exhibits, schedules or attachments hereto, and (c) the Merger Agreement, the terms and conditions contained in the Merger Agreement shall take precedence.

24.12 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

24.13 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

24.14 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

24.15 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the Effective Date hereof.

CMB.TECH NV

By:

Name:

Title:

GOLDEN OCEAN GROUP LIMITED

By:

Name:

Title:

COMPUTERSHARE TRUST COMPANY, N.A., and COMPUTERSHARE INC.,

On behalf of both entities

By:

Name:

Title:

Exhibit A	Terms defined in the Merger Agreement used throughout this Agreement
Exhibit B	Tax Instruction and Cost Basis Information Letter
Exhibit C	List of affiliates, Ineligible Old Shares, and Plans
Exhibit D	Wire Instructions
Exhibit E	Schedule of Fees

EXHIBIT A	Capitalized terms not otherwise defined in the Agreement

Closing Date	:	means the date on which the Closing actually takes place and is completed (including the Contribution in Kind and issuance of the New Shares to the Agent in the name and on behalf of and for the account and benefit of the Company Common Shareholders), whereby “Closing” means the closing of the Merger.

Contribution in Kind	:	means the Belgian legal concept of a capital increase following a contribution in kind (“inbreng in natura/apport en nature”) as set out in articles 7:196 and 7:197 of the Belgian Code of Companies and Association adopted by the Act of March 23, 2019, as amended and replaced from time to time, by the Agent of the Surviving Company Shares in the name and on behalf of and for the account and benefit of the former Company Common Shareholders to Parent in return for being issued the New Shares in the name and on behalf of and for the account and benefit of the former Company Common Shareholders.

Company Common Shares	:	means common shares of the Company, $0.05 par value per share.

Company Common Shareholders	:	means the shareholders of the Company.

Company Shareholders Meeting	:	means the meeting of the shareholders of the Company for the purpose of (i) amending the Company’s bye-laws to clarify any ambiguity that the required shareholder voting majority for a merger of the Company is a simple majority of the votes cast at a general meeting of the Company, and (ii) seeking the Company Shareholders Approval, whereby “Company Shareholders Approval” means the affirmative vote of at least a simple majority of the votes cast by the holders of the Company Common Shares represented (either in person or by proxy) and voting at a general meeting of the Company to approve the Merger and Merger Agreement.

Per Share Monetary Value	:	means $14.49, it being understood that if, between the date of the Merger Agreement and the Effective Time (i) the outstanding Company Common Shares shall have changed into a different number of shares or a different class by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split, reverse stock split, stock consolidation, combination, repurchase, exchange of shares or other similar change or event, then this amount shall be correspondingly adjusted to reflect such stock dividend or distribution, subdivision, reclassification, recapitalization, stock split, reverse stock split, stock consolidation, combination, repurchase, exchange of shares or other similar change or event, or (ii) the outstanding Company Common Shares shall have

TR Exchange Agent Stock for Stock Agreement 91622	Page 21

changed into a different number of shares by reason of any issuance of additional shares of stock, the Company shall have issued any securities of a different class or type whatsoever than the Company Common Shares, or the Company shall have issued a cash dividend or other distribution, then this amount shall be correspondingly adjusted to reflect such issuance, dividend or distribution. Any such adjustment shall be made in accordance with the illustrative calculations set forth in exhibit C to the Merger Agreement.

Specified Company Shares	:	means the Company Common Shares that are owned by (i) the Company or its Subsidiaries, or (ii) Parent, Merger Sub or their respective Subsidiaries, whereby (i) ”Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person, and (ii) “Person” means an individual, corporation, partnership, limited liability company, a trust, an unincorporated association, or other entity or organization, including a governmental authority.

Surviving Company Shares	:	means common shares of Merger Sub.

TR Exchange Agent Stock for Stock Agreement 91622	Page 22

EXHIBIT B;

Section 1

Standard Tax Reporting Instructions

Pursuant to the Emergency Economic Stabilization Act of 2008, financial intermediaries such as Computershare must report cost basis for certain types of securities acquired after January 1, 2011 to both security holders and the Internal Revenue Services (“IRS”). In preparation for the year-end tax reporting to be performed by Computershare under our service agreement for the corporate actions event described in Section 2 of this agreement, please (a) complete the below Year End Tax Reporting Package and (b) provide us with the pertinent issuer statement (i.e., hard copy or website link requested in Section 4 below) as required of issuers under Internal Revenue Code Section 6045B and the underlying Treasury regulations.

In the event that you have not yet produced the issuer statement, kindly provide us with the requisite information at your earliest convenience when completed. You may find it helpful to refer to the below link on the IRS website for some background information regarding the issuer’s obligation to produce the issuer statement.

https://www.irs.gov/forms-pubs/form-8937-report-of-organizational-actions-affecting-basis-of-securities

Please review, complete, execute and return the Year End Tax Reporting Package or the Form 8937, attached documents via e-mail. By requesting cost basis information, Computershare has fulfilled its regulatory obligation. Failure to provide correct basis information may result in a liability to you as an issuer, but if we can provide additional details, please feel free to call upon us.

Additional information may be required based on the completion of the information provided below.

PLEASE NOTE: If Internal Revenue Code sections 302/304 apply to this Corporate Actions event, please reach out to the Corporate Actions Relationship Manager listed on Wire Instruction Exhibit of this Agreement to provide further details.

TR Exchange Agent Stock for Stock Agreement 91622	Page 23

Year End Tax Reporting Package

Computershare cannot provide tax advice for purposes of completing this worksheet. Please consult your tax counsel to determine your respective tax reporting requirements.

Shareholder accounts without certified TIN, or certification of foreign status on our system of record will be subject to backup withholding tax at the applicable rate in accordance with IRS rules and regulations regarding 1099 tax reporting. The applicable backup withholding tax deducted from their payment will be remitted to the IRS. Holders will need to claim any refund of over withholding directly from the IRS and not Computershare. Please note residents or holders that are uncertified, and reside in the state of CA will be withheld an additional 7% which will be remitted to the state of CA.

Important: Computershare uses Constructive Receipt (refer to below definition) reporting for its standard tax reporting default. Deviations from our Standard Default Tax Terms, late submissions and subsequent corrections after the event is over will be subject to additional fees, by appraisal. If Computershare does not receive the completed tax letter by the expiration of the offer /effective date of the distribution or exchange, Computershare will use our Standard Default Tax Terms.

Computershare will perform form suppression on de minimis reporting for the following: on 1099-B tax forms less than $20 in proceeds and fractional share issuance if no withholding; 1099-DIV tax forms less than $10 in dividend income if no withholding.

Computershare will not be liable for any IRS penalties resulting from any client changes to this tax letter or client delay in any final tax instructions that will alter our initial tax reporting instructions. Should any withholding be remitted late to the IRS as a result of any changes to your initial tax reporting instructions. Company and/or Purchaser will be responsible for obligations related to penalties and interest as noted under the Section of the Agreement titled “Indemnification and Limitation of Liability.”

Definitions:

Constructive Receipt: Constructive Receipt means that any corporate action exchange proceeds would be reported to the IRS in the year the merger is effective, whether or not the shareholder has presented the requisite and valid documentation in such year.

Standard Default Tax Terms: The share consideration (if any) is considered a non-taxable event with no Fair Market Value Reporting (FMV) on shares. Principal and CIL are reported on Form 1099B as constructive receipt. In the event of an exchange, dividends declared after the effective date, will accrue on the shares issuable to un-exchanged holders and tax reported “as if” paid currently.

TR Exchange Agent Stock for Stock Agreement 91622	Page 24

Section 2 – Client Information

Client Name:

Tax ID/EIN:

Issue Description/Type:

CUSIP Number(s):

Will you require Computershare to perform tax reporting services for this transaction? ☒ Yes ☐ No***

***

If you mark the above box “No”, an explanation of either how the consideration will be tax reported, or why tax reporting is not applicable (i.e. K1, W-2, etc.), is required. Please provide this explanation in Section 5 where it indicates “If you answered “No” in Section 2.

Section 3 – Standard 1099 Reporting

3.A – Principal payment / cash in lieu of fractional shares

If 3.A is not applicable, please check here and move to 3.B ☐

Computershare to report principal payment on Form 1099-B.

Yes, on Form 1099-B ☒ Yes, on a form other than Form 1099-B. Please complete Section 3.C ☐

Computershare to report cash in lieu payment for fractional shares made to holders.

Yes, on Form 1099-B ☐ Yes, on a form other than Form 1099-B. Please complete Section 3.C ☒

3.B – Dividend Reporting (including accrued dividends for unexchanged accounts)

If 3.B is not applicable, please check here and move to Section 3.C ☐

Dividends that have been paid in conjunction with Corporate Actions payments, deemed or accrued, such payment will be reported as Constructive Receipt on Form 1099-DIV or 1042-S.

Computershare to report dividends on Forms 1099-DIV / 1042-S.

Yes, Form 1099-DIV/1042-SB ☐ Yes, on a form other than Form 1099-DIV/1042=S. ☐ Please explain

TR Exchange Agent Stock for Stock Agreement 91622	Page 25

Did the Company and or Purchaser distribute qualified dividends (100% ordinary & 100% qualified) for this tax year on the Newco shares?

Yes ☐ *No ☐

*

If no, please provide us with your worksheet to ensure all reportable income or reclassification income, paid by Computershare as agent, is reported correctly. Please note that up to five decimal points can be utilized in the reallocation process. If you choose to use less than five decimal points this could result in rounding issues. Due to time constraints inherent with tax season, we will not be able to re-run tax forms due to rounding issues. Please provide us with your worksheet reflecting all distributions for this applicable tax year.

3.C – Additional reporting

If 3.C is not applicable, please check here and move to Section 4 ☒

Does any of the following reporting need to be performed by Computershare for cash paid (i.e., principal, cash in lieu) if not to be tax reported on Form 1099-B?

1099-INT ☐ 1099-OID ☐ 1099-MISC ☐ 1099-DIV ☐ 1042-S ☐

If you selected 1099-INT, 1099-OID or 1099-MISC above, please complete the below. Specify which box on the Form should be used for reportable amounts:

Reporting Box for 1099-INT:

Reporting Box for 1099-OID:

Reporting Box for 1099-MISC:

If you selected 1099-DIV and/or 1042-S above, please complete the below.

Reporting for merger consideration (other than accrued and unpaid dividends as outlined below), on Form 1099-DIV and/or 1042-S is as follows:

TR Exchange Agent Stock for Stock Agreement 91622	Page 26

Section 4 – Cost Basis

Please provide a copy of the completed Issuer Statement (IRS Form 8937) or link to where the Tax & Cost Basis information can be found. If you are unable to provide the link or information pertaining to the Issuer Statement or such IRS filing requirement does not apply, you must answer the questions below.

What are the Cost Basis implications due to this Corporate Action? Please include the details of any calculation that needs to be applied to existing cost basis, or provide an explanation if the IRS filing requirement for Form 8937 does not apply to this event.

Pursuant to Code Section 368, in a tax-free reorganization, the GOGL shareholders will take a transferred basis in the CMBT shares received, less amounts realized for cash distributed in lieu of fractional shares. Code Section 354(a)(1) provides that GOGL shareholders do not recognize gain or loss for U.S. federal income tax purposes on their exchange of GOGL shares for CMBT shares. Code Section 358 provides that GOGL shareholders receiving CMBT shares will retain the same tax basis in their GOGL stock (less amounts received as cash in lieu of fractional shares)

Section 5 – Additional Information

Did any of the following corporate changes occur during the same year in which this corporate action took place?

a) Name Change?	Yes	☒	No	☐
b) Tax Id Number Change?	Yes	☒	No	☐
c) CUSIP Number Change?	Yes	☒	No	☐
d) Cash Liquidating Distribution	Yes	☐	No	☒
e) Non-Cash Liquidating Distribution	Yes	☐	No	☒
f) Sale of Rights payment	Yes	☐	No	☒

Is any additional tax reporting required, other than what has been stated in Section 3 above (specify below)?

N/A

If you answered “No” in Section 2 above indicating that you do not require Computershare to perform tax reporting, please explain below.

TR Exchange Agent Stock for Stock Agreement 91622	Page 27

Section 6 – Additional Information continued

Is any additional tax withholding required other than what has been stated in Section 3 above (specify below)?

N/A

Section 7

Fair Market Value (FMV) Tax Reporting Instructions

Pursuant to the Emergency Economic Stabilization Act of 2008, financial intermediaries such as Computershare must report cost basis for certain types of securities acquired after January 1, 2011 to both security holders and the IRS. In preparation for the year-end tax reporting to be performed by Computershare under our service agreement for the corporate actions event described in Section 1 of this agreement, please (a) complete the below Tax and Cost Basis package and (b) provide us with the pertinent issuer statement (i.e., hard copy or website link requested in Section 8 below) as required of issuers under Internal Revenue Code Section 6045B and the underlying Treasury regulations.

In the event that you have not yet produced the issuer statement, kindly provide us with the requisite information at your earliest convenience when completed. You may find it helpful to refer to the below link on the IRS website for some background information regarding the issuer’s obligation to produce the issuer statement.

https://www.irs.gov/forms-pubs/form-8937-report-of-organizational-actions-affecting-basis-of-securities

Please review, complete, execute and return the below Tax Letter and either the Cost Basis word document or the Form 8937, attached documents via e-mail. By requesting cost basis information, Computershare has fulfilled its regulatory obligation. Failure to provide correct basis information may result in a liability to you as an issuer, but if we can provide additional details, please feel free to call upon us.

Additional information may be required based on the completion of the information provided below.

TR Exchange Agent Stock for Stock Agreement 91622	Page 28

PLEASE NOTE: If 302/304 Tax Reporting is requirements please reach out to the Corporate Actions Relationship Manager listed on the Wire Instruction Exhibit of this Agreement

Year End Tax Reporting Package

Computershare cannot provide tax advice for purposes of completing this worksheet. Please consult your tax counsel to determine your respective tax reporting requirements.

Shareholder accounts without certified TIN, or foreign status on our system of record will be subject to backup withholding tax at the applicable rate in accordance with IRS rules and regulations regarding 1099 tax reporting. The applicable backup withholding tax deducted from their payment will be remitted to the Internal Revenue Service (IRS). Holders will need to claim any refund of over withholding directly from the IRS and not Computershare. Please note residents or holders that are uncertified, and reside in the state of CA will be withheld an additional 7% which will be remitted to the state of CA.

Important: Computershare uses Constructive Receipt reporting for its standard tax reporting default. Deviations from our Standard Default Tax Terms, late submissions and subsequent corrections after the event is over will be subject to additional fees, by appraisal. If Computershare does not receive the completed tax letter by the expiration of the offer /effective date of the distribution or exchange, Computershare will use our Standard Default Tax Terms.

Fair Market Value Reporting (FMV) is subject to additional fees, by appraisal.

Computershare will perform form suppression on de minimis reporting for the following: on 1099-B tax forms less than $20 in proceeds and fractional share issuance if no withholding; 1099-DIV tax forms less than $10 in dividend income if no withholding.

Computershare will not be liable for any IRS penalties resulting from any client changes to this tax letter or client delay in any final tax instructions that will alter our initial tax reporting instructions. Should any withholding be remitted late to the IRS as a result of any changes to your initial tax reporting instructions. Company will be responsible for obligations related to penalties and interest as noted under the Section of the Agreement titled “Indemnification and Limitation of Liability.”

Definitions:

Constructive Receipt: Constructive Receipt means that any corporate action exchange proceeds would be reported to the IRS in the year the merger is finalized, regardless of whether the shareholder has already processed the exchange or not.

Standard Default Tax Terms: The share distribution is considered a non-taxable event with no Fair Market Value Reporting (FMV) on shares. Principal and CIL are reported on form 1099B as constructive receipt. In the event of an exchange, dividends declared after the effective date, will accrue on the shares issuable to un-exchanged holders.

Fair Market Value (FMV) tax reporting: Refers to an exchange where the share consideration) is treated as fully taxable and reportable on Form 1099-B at the per share valuation provided by client.

TR Exchange Agent Stock for Stock Agreement 91622	Page 29

Section 8 – Client Information

Client Name:

*Tax ID/EIN:

*

If FMV reporting is required, the Issuer (Acquirer) will be deemed the payor and you must provide your EIN for reporting purposes. In addition, Client must provide Computershare with completed IRS Form 2678 in order for Computershare to remit any backup withholding tax to the IRS on client’s behalf.

Issue Description/Type:

CUSIP Number(s):

Will you require Computershare to perform FMV tax reporting services for this transaction?

☐ Yes ☐ No***

***

If you mark the above box “No” the value of all newly issued shares will NOT be tax reported to the holders and any cost basis and acquisition date of the surrendered target company shares will be carried over to the new shares. Please refer to Section 3.

TR Exchange Agent Stock for Stock Agreement 91622	Page 30

Section 9

Fair Market Value reporting

We ask that you read each question below carefully and respond to each question accordingly as this questionnaire requires a great deal of attention.

Taxable Event Information

Please check one of the boxes below regarding the following statement.

This event requires Fair Market Value (FMV) reporting on Form 1099-B as the share consideration received in this transaction is a taxable event to former target holders and as such the basis of the new shares received will be the FMV rate and become covered shares (i.e., date of acquisition is the effective date).

True ☐  *False ☐

*If the above statement is “False”, please provide an explanation as to why:

If the FMV share consideration is nontaxable, and not tax reportable, please confirm by checking a box below:

*True ☐  **False ☐

*If you selected “True”, please explain briefly why the FMV share consideration is nontaxable, and whether the “cash” (if any) is tax reportable on Form 1099-B:

TR Exchange Agent Stock for Stock Agreement 91622	Page 31

**If you selected “False” from the above, is the FMV of the share consideration treated as taxable and reportable on a 1099-B?

Yes ☐ *No ☐

*If you selected “No”, please advise on the IRS Form & box number in which it should be reported:

Gross Proceeds Information

If the transaction with a shareholder should be reported on a 1099-B, and the full amount of the consideration is treated as taxable, is the FMV of the stock consideration, as well as the cash (if any), reportable on Form 1099-B in Box 1d as “Proceeds”?

Yes ☐ *No ☐

*If you selected “No”, please advise on the rationale as to why the cash and/or stock is not considered as “ proceeds” for 1099-B reporting purposes:

If Form 1099-B reporting is required, should Box 7 on the Form 1099-B (“Check if loss is not allowed based on amount in 1d”) be checked?

Yes ☐ *No ☐

TR Exchange Agent Stock for Stock Agreement 91622	Page 32

Backup Withholding Information

If you selected “Yes” and indicated that FMV of the share consideration is a taxable exchange and reportable on a 1099-B as “Proceeds”,- please advise on the following questions:

•

Is the share consideration subject to backup withholding? (Uncertified accounts would be entitled to a lowered share amount upon exchange due to withholding of shares to satisfy remittance to the IRS.)

Yes ☐ *No ☐

*If you selected “No”, please provide the basis for selecting “No” so that Tax can review this further.

If you selected “Yes” and indicated that shares are subject to backup withholding, please confirm the following statement by selecting “Issuer/Acquirer Agrees”:

Computershare is hereby authorized by the Issuer/Acquirer to sell the appropriate number of shares from each shareholder’s share entitlement to cover applicable tax withholding obligations. The withholding obligation arises on the date the reportable consideration is paid. The shares sold to fund any backup withholding will be based on the amount of withholding required. The current share price may not be exactly the FMV price and may result in a shortage or overage that will either need to be returned to the company or covered by the company.

Issuer/Acquirer Agrees         ☐

If you would prefer that Computershare does not fund the backup withholding obligation by selling the shares, the Issuer/Acquirer can fund the amount of backup withholding required to remit to the IRS in lieu of selling shares. Should you wish to proceed with this alternative, please select the box below:

Yes, we will fund the entire balance due in one single wire to Computershare for the backup withholding obligation ☐

TR Exchange Agent Stock for Stock Agreement 91622	Page 33

If you checked the box above, to fund the backup withholding on FMV reporting, the funds you provided will be included in a “gross -up” calculation (to increase a net amount to include deductions, such as taxes, that would be incurred by the receiver) reported on a 1099-B as additional proceeds to the holder.

Fair Market Value (FMV)

Please provide the value per share associated with the FMV reporting of the share consideration:

Form 8937

Please provide a copy of the Issuer Statement (IRS Form 8937) or link to where the Tax & Cost Basis information can be found. If you are unable to provide the link or information pertaining to the Issuer Statement, you must answer the questions below.

What are the Tax & Cost Basis implications due to this Corporate Action? Please include the details of any calculation that needs to be applied to determine the per share basis of the share consideration received by the target’s holders.

TR Exchange Agent Stock for Stock Agreement 91622	Page 34

EXHIBIT C

LIST OF AFFILIATES/TREASURY POSITIONS

Shareholder	Certificate Numbers of the Old Shares	Disposition

SHARES INELIGIBLE FOR EXCHANGE

Shareholder	Certificate Numbers of the Old Shares	Disposition

TR Exchange Agent Stock for Stock Agreement 91622	Page 35

PLANS AFFECTED BY THIS EXCHANGE

Plan Name	Plan Administrator	Disposition

TR Exchange Agent Stock for Stock Agreement 91622	Page 36

EXHIBIT D

WIRE INSTRUCTIONS

Please remit all funds pertaining to this transaction in accordance with the following wire instructions:

Bank Name:

Bank Address:

ABA:

Swift Code (if needed):

Account Number:

Account Name:

Address:

Ref:

Should you have any inquiries, require additional information, or seek verification of a callback, please contact us at:

[The remainder of this page has been intentionally left blank.]

TR Exchange Agent Stock for Stock Agreement 91622	Page 37

EXHIBIT E

Computershare Trust Company, N.A.

Fee Schedule to Serve as Exchange Agent

In Connection With

CMB.TECH NV Acquisition Of

Golden Ocean Group Limited

FEES FOR SERVICES *

Event Management	$52,500.00
Tax Administration	Included
Telephone Support	$2,000.00
Per Eligible Account, including processing	$27.50
Office of Foreign Asset Control (OFAC) Review	Included
Legal Review	Included

*

The above fees exclude expenses and assume the use of Computershare’s standard Agency Agreement and Letter of Transmittal. We agree that in the event that the transaction and/or your services are begun but not completed for any reason, the above Project Management fee will be charged, plus the expense associated with work performed up to the point Computershare is notified. It is required that this agreement be executed on or before the Effective Time. Mailing and processing will not begin until this agreement has been executed by the Parent and Computershare.

SERVICES COVERED

•

Designating a project manager to carry out Exchange Agent duties, including document review and execution of legal agreement, review of letters of transmittal (“LTs”) and communication materials, project management, and on-going project updates and reporting

•	Converting the Golden Ocean Group Limited stockholder file to Computershare’s corporate actions system

•	Printing scannable LTs that include stockholder’s name, address, certificate numbers, number of shares and affidavits of loss

•	Enclosing and mailing LTs, notice to stockholders and return envelopes

•	Receiving, opening and processing returned LTs

•	Curing defective LTs, including telephoning and writing stockholders in connection with unsigned or improperly executed LTs

•	Canceling surrendered certificates

•	Exchanging Book-Entry only accounts

•	Responding to stockholder telephone and correspondence inquiries

•	Issuing ‘New’ CMB.TECH shares upon receipt of properly executed letters of transmittal and surrender of ‘Old’ Golden Ocean Group Limited certificates

•	Calculating, issuing, and reconciling cash payment and cash in lieu of fractional share checks

•	Issuing tax forms and filing tax information with the IRS, as required

•	Enclosing and mailing Forms 1099-B, and letters or notices to stockholders

•	Replacing checks alleged to have been lost or destroyed

Additional Services

•	Reminder mailing to unexchanged stockholders 4 months after the effective date

•	Cost-free, voluntary Post-Merger Clean-Up service at 9-12 months to remaining unexchanged stockholders via Georgeson Securities Corporation

•	Georgeson Securities Corporation

TR Exchange Agent Stock for Stock Agreement 91622	Page 38

Items Not Covered

•	Services associated with new duties, legislation or regulatory fiat which become effective after the date of this fee schedule (these will be provided on an appraisal basis.

•

Surcharge(s) for services, including, without limitation, Project Management services, rendered outside of normal business hours (i.e. 6:00 p.m. - 8:00 a.m. Monday through Friday, weekends, and U.S. holidays observed by the New York Stock Exchange). Additional fees will be provided on an appraisal basis.

•	All expenses such as checks, postage, stationery, wire transfers, etc. (these will be billed as incurred)

Assumptions

•	Fee schedule based upon document review and information known at this time about the transaction

•	Significant changes made in the terms or requirements of this transaction could require modifications to this Agreement and Fee Schedule

•	This agreement must be executed prior to the mailing of the LTs

•	Fee schedule assumes receipt of stockholder records in a form agreeable to Agent

•	Fee schedule based on use of Computershare’s standard LT and agency agreement

Incidental Fees

Relevant incidental fees from the chart below may apply to your program; charges would only be billed if incurred.

Description	Amount
Per Underlying Exchange	$1,250
Per Additional Class	$1,000
Special Reporting	By appraisal
Per Item – Special Handling (restricted, etc.)	By appraisal
Sale of Fractional Shares in Open Market	$2,500

PAYMENT FOR SERVICES

The Project Management fee will be rendered and payable on the effective date of the transaction. An invoice for any expense and per item fees realized will be rendered and payable on a monthly basis, except for postage expenses in excess of $5,000. Funds for such mailing expenses must be received one (1) business day prior to the scheduled mailing date, provided, however, that Agent shall provide five (5) business days’ notice of any such amount to be paid.

TR Exchange Agent Stock for Stock Agreement 91622	Page 39